Exhibit 99.1

LULULEMON ATHLETICA INC. ANNOUNCES THIRD QUARTER FISCAL 2015 RESULTS

Vancouver, British Columbia – December 9, 2015 – lululemon athletica inc. (NASDAQ:LULU) today announced financial results for the third quarter ended November 1, 2015.
For the third quarter ended November 1, 2015:

•	Net revenue for the quarter increased 14% to $479.7 million from $419.4 million in the third quarter of fiscal 2014.

•	Total comparable sales, which includes comparable store sales and direct to consumer, increased by 9% for the third quarter on a constant dollar basis.

•	Comparable store sales for the third quarter increased by 6% on a constant dollar basis and direct to consumer revenue increased 21% on a constant dollar basis.

•
Direct to consumer net revenue increased 16% to $89.3 million, or 18.6% of total Company revenue, in the third quarter of fiscal 2015, an increase from 18.4% of total Company revenues in the third quarter of fiscal 2014.

•	Gross profit for the quarter increased by 7% to $224.8 million, and as a percentage of net revenue gross profit was 46.9% for the quarter compared to 50.3% in the third quarter of fiscal 2014.

•	Income from operations for the quarter decreased by 16% to $68.2 million, and as a percentage of net revenue was 14.2% compared to 19.4% of net revenue in the third quarter of fiscal 2014.

•
The income tax expense for the third quarter of fiscal 2015 was $12.1 million, which includes an income tax recovery of $7.7 million related to the Company's transfer pricing arrangements and taxes associated with the repatriation of foreign earnings. In addition, there was a related net interest expense of $3.6 million. The tax rate excluding these adjustments was 28.8% in the third quarter of fiscal 2015 compared to 27.1% in the third quarter of fiscal 2014. The effective tax rate in the third quarter of fiscal 2015 including these tax and related interest adjustments was 18.6%.

•
Diluted earnings per share for the third quarter of fiscal 2015 were $0.38 compared to $0.42 in the third quarter of fiscal 2014. Excluding the above tax and related interest adjustments, diluted earnings per share were $0.35 for the third quarter of fiscal 2015.

•	During the third quarter of fiscal 2015, the Company repurchased 1.6 million shares of the Company's common stock at an average cost of $55.50 per share.
The Company ended the third quarter of fiscal 2015 with $403.4 million in cash and cash equivalents compared to $633.6 million at the end of the third quarter of fiscal 2014. Inventory at the end of the third quarter of fiscal 2015 totaled $357.8 million compared to $229.9 million at the end of the third quarter of fiscal 2014. The Company ended the quarter with 354 stores.
Laurent Potdevin, lululemon's CEO, stated: "We had a solid quarter in line with our expectations underscored by the combination of our product, guest and community initiatives along with tremendous guest reception to major store openings around the world. I would like to personally thank all of our educators who create amazing experiences for our guests every day."
Mr. Potdevin continued: "We’ve implemented critical organizational changes this quarter and now have in place a complete, world-class management team that is aligned with our strategic global priorities focused on design and dedicated to creating long-term value."
Updated Outlook
For the fourth quarter of fiscal 2015, we expect net revenue to be in the range of $670 million to $685 million based on total comparable sales in the mid-single digits on a constant dollar basis. Diluted earnings per share are expected to be in the range of $0.75 to $0.78 for the quarter. This guidance assumes 139.0 million diluted weighted-average shares outstanding and a 29.5% tax rate. The guidance does not reflect potential future repurchases of the Company's shares.
For the full fiscal 2015, we now expect net revenue to be in the range of $2.025 billion to $2.040 billion based on total comparable sales in the high single digits on a constant dollar basis. Diluted earnings per share are expected to be in the range of $1.81 to $1.84 for the full year, or $1.78 to $1.81 normalized for the tax and related interest adjustments made during the third quarter of fiscal 2015. This guidance assumes 140.9 million diluted weighted-average shares outstanding and a 27.6% tax rate, which includes the above tax adjustments. The guidance does not reflect potential future repurchases of the Company's shares.
Conference Call Information
A conference call to discuss third quarter results is scheduled for today, December 9, 2015, at 9:00 a.m. Eastern time. Those interested in participating in the call are invited to dial 1-877-303-3203 approximately 10 minutes prior to the start of the call. The conference call will also be webcast live at www.lululemon.com. The webcast will be accessible on our website for approximately 30 days after the call.
About lululemon athletica inc.
lululemon athletica inc. (NASDAQ:LULU) is a yoga-inspired athletic apparel company with products that create transformational experiences for people to live happy, healthy, fun lives. Setting the bar in technical fabrics and functional designs, lululemon works with yogis and athletes in local communities for continuous research and product feedback. For more information, visit www.lululemon.com.
Non-GAAP Financial Measures
Total comparable sales in constant dollars, comparable store sales in constant dollars, and changes in direct to consumer net revenue in constant dollars, the tax rate excluding certain tax and related interest adjustments, and diluted earnings per share excluding certain tax adjustments are not United States generally accepted accounting principle ("GAAP") performance measures.
We provide constant dollar total comparable sales, comparable store sales, and changes in direct to consumer net revenue because we use these measures to understand the underlying growth rate of net revenue excluding the impact of changes in foreign exchange rates, which are not under management's control. We believe that disclosing these measures on a constant dollar basis is useful to investors because it enables them to better understand the level of growth of our business.
We disclose the tax rate and diluted earnings per share excluding certain tax and related interest adjustments because of their comparability to our historical information as well as our diluted earnings per share guidance, which we believe is useful to investors.
The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures, please see the table captioned "Reconciliation of Non-GAAP Financial Measures" included in the accompanying financial tables, which includes more detail on the GAAP financial measure that is most directly comparable to each non-GAAP financial measure, and the related reconciliations between these financial measures.
Forward-Looking Statements
This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks, uncertainties and assumptions, such as statements regarding our future financial condition or results of operations and our prospects and strategies for future growth. In many cases, you can identify forward-looking statements by terms such as "may," "will," "should," "expects," "plans," "anticipates," "outlook," "believes," "intends," "estimates," "predicts," "potential" or the negative of these terms or other comparable terminology. These forward-looking statements are based on management's current expectations but they involve a number of risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties, which include, without limitation: our ability to maintain the value and reputation of our brand, including any negative publicity regarding our products or the production methods of our suppliers or manufacturers; the acceptability of our products to our guests, including receiving products that comply with our technical specifications and quality standards; our reliance on and limited control over third-party suppliers to provide fabrics for and to produce our products; an economic downturn or economic uncertainty in our key markets; our highly competitive market and increasing competition; increasing product costs and decreasing selling prices; our ability to anticipate consumer preferences and successfully develop and introduce new, innovative and updated products; our ability to accurately forecast customer demand for our products; our ability to safeguard against security breaches with respect to our information technology systems; any material disruption of our information systems; our ability to manage our growth and the increased complexity of our business effectively; the fluctuating costs of raw materials; our ability to expand internationally in light of our limited operating experience and limited brand recognition in new international markets; our ability to deliver our products to the market and to meet customer expectations if we have problems with our distribution system; imitation by our competitors; our ability to protect our intellectual property rights; our ability to cancel store leases if an existing or new store is not profitable; increasing labor costs and other factors associated with the production of our products in South and South East Asia; our ability to successfully open new store locations in a timely manner; our ability to comply with trade and other regulations; the continued service of our senior management; seasonality; fluctuations in foreign currency exchange rates; the operations of many of our suppliers are subject to international and other risks; our ability to source our merchandise profitably or at all; our exposure to various types of litigation; actions of activist stockholders; and other risks and uncertainties set out in filings made from time to time with the United States Securities and Exchange Commission and available at www.sec.gov, including, without limitation, our most recent reports on Form 10-K and Form 10-Q. You are urged to consider these factors carefully in evaluating the forward-looking statements contained herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by these cautionary statements. The forward-looking statements made herein speak only as of the date of this press release and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances, except as may be required by law.
Contacts
Investor Contact:
Joseph Teklits/Caitlin Morahan
ICR, Inc.
203-682-8200

Media Contact:
Alecia Pulman
ICR, Inc.
203-682-8224

lululemon athletica inc.
Condensed Consolidated Statements of Operations
Unaudited; Expressed in thousands, except per share amounts

	Thirteen Weeks Ended November 1, 2015	Thirteen Weeks Ended November 2, 2014	Thirty-Nine Weeks Ended November 1, 2015	Thirty-Nine Weeks Ended November 2, 2014
Net revenue	$479,693	$419,396	$1,356,247	$1,194,722
Costs of goods sold	254,896	208,308	713,548	590,583
Gross profit	224,797	211,088	642,699	604,139
As a percent of net revenue	46.9%	50.3%	47.4%	50.6%
Selling, general and administrative expenses	156,619	129,932	439,906	385,294
As a percent of net revenue	32.7%	30.9%	32.4%	32.2%
Income from operations	68,178	81,156	202,793	218,845
As a percent of net revenue	14.2%	19.4%	15.0%	18.4%
Other income (expense), net	(2,890)	1,814	(1,519)	5,347
Income before income tax expense	65,288	82,970	201,274	224,192
Income tax expense	12,135	22,519	52,643	96,012
Net income	$53,153	$60,451	$148,631	$128,180

Basic earnings per share	$0.38	$0.42	$1.05	$0.89
Diluted earnings per share	$0.38	$0.42	$1.05	$0.88
Basic weighted-average shares outstanding	140,282	143,180	141,198	144,581
Diluted weighted-average shares outstanding	140,457	143,441	141,470	144,949

lululemon athletica inc.
Condensed Consolidated Balance Sheets
Unaudited; Expressed in thousands

	November 1, 2015	February 1, 2015
ASSETS
Current assets
Cash and cash equivalents	$403,446	$664,479
Inventories	357,753	208,116
Prepaid income taxes	124,776	40,547
Other current assets	42,529	37,870
Total current assets	928,504	951,012
Property and equipment, net	346,705	296,008
Goodwill and intangible assets, net	25,407	26,163
Deferred income tax assets and other non-current assets	20,943	23,030
Total assets	$1,321,559	$1,296,213
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$5,845	$9,339
Accrued inventory liabilities	40,250	22,296
Accrued compensation and related expenses	44,074	29,932
Income taxes payable	46,829	20,073
Unredeemed gift card liability	35,123	46,252
Other accrued liabilities	36,207	31,989
Total current liabilities	208,328	159,881
Deferred income tax liabilities	3,524	3,633
Other non-current liabilities	49,748	43,131
Stockholders' equity	1,059,959	1,089,568
Total liabilities and stockholders' equity	$1,321,559	$1,296,213

lululemon athletica inc.
Condensed Consolidated Statements of Cash Flows
Unaudited; Expressed in thousands

	Thirty-Nine Weeks Ended November 1, 2015	Thirty-Nine Weeks Ended November 2, 2014
Cash flows from operating activities
Net income	$148,631	$128,180
Items not affecting cash	63,576	67,955
Other, including net changes in other non-cash balances	(186,267)	(29,294)
Net cash provided by operating activities	25,940	166,841
Net cash used in investing activities	(108,061)	(89,373)
Net cash used in financing activities	(167,452)	(131,781)
Effect of exchange rate changes on cash	(11,460)	(10,754)
Decrease in cash and cash equivalents	(261,033)	(65,067)
Cash and cash equivalents, beginning of period	664,479	698,649
Cash and cash equivalents, end of period	$403,446	$633,582

lululemon athletica inc.
Reconciliation of Non-GAAP Financial Measures

Constant dollar total comparable sales (unaudited)

	Thirteen Weeks Ended November 1, 2015	Thirteen Weeks Ended November 2, 2014
Total comparable sales[1]	3%	1%
Adjustments due to foreign exchange rate changes	6	2
Total comparable sales in constant dollars[1]	9%	3%
__________
1Total comparable sales includes comparable store sales and direct to consumer sales. Comparable store sales reflects net revenue at company-operated stores that have been open for at least 12 months.

Constant dollar comparable store sales (unaudited)

	Thirteen Weeks Ended November 1, 2015	Thirteen Weeks Ended November 2, 2014
Comparable store sales[1]	—%	(5)%
Adjustments due to foreign exchange rate changes	6	2
Comparable store sales in constant dollars[1]	6%	(3)%
__________
1Comparable store sales reflects net revenue at company-operated stores that have been open for at least 12 months.

Constant dollar changes in direct to consumer revenue (unaudited)

	Thirteen Weeks Ended November 1, 2015	Thirteen Weeks Ended November 2, 2014
Change in direct to consumer revenue	16%	25%
Adjustments due to foreign exchange rate changes	5	2
Change in direct to consumer revenue in constant dollars	21%	27%

Effective tax rate, excluding tax and related interest adjustments

	Thirteen Weeks Ended November 1, 2015	Thirteen Weeks Ended November 2, 2014
Effective tax rate	18.6%	27.1%
Tax and related interest adjustments[1]	10.2	—
Effective tax rate, excluding tax and related interest adjustments	28.8%	27.1%
__________
1These adjustments relate to the Company's transfer pricing arrangements and taxes associated with the repatriation of foreign earnings. Please refer to Note 7 to the unaudited interim consolidated financial statements included in Item 1 of Part I of the Company's Report on Form 10-Q to be filed with the SEC on or about December 9, 2015 for an explanation as to the nature of these items.

Diluted earnings per share, excluding tax and related interest adjustments

	Thirteen Weeks Ended November 1, 2015	Thirteen Weeks Ended November 2, 2014
Diluted earnings per share	$0.38	$0.42
Tax and related interest adjustments[1]	(0.03)	—
Diluted earnings per share, excluding tax and related interest adjustments	$0.35	$0.42
__________
1These adjustments relate to the Company's transfer pricing arrangements and taxes associated with the repatriation of foreign earnings. Please refer to Note 7 to the unaudited interim consolidated financial statements included in Item 1 of Part I of the Company's Report on Form 10-Q to be filed with the SEC on or about December 9, 2015 for an explanation as to the nature of these items.

lululemon athletica inc.
Store Count and Square Footage1
Thirty-Nine Weeks Ended November 1, 2015
Square Footage Expressed in Thousands

	Number of Stores Open at the Beginning of the Quarter	Number of Stores Opened During the Quarter[2,4]	Number of Stores Closed During the Quarter[2]	Number of Stores Open at the End of the Quarter
1st Quarter	302	14	—	316
2nd Quarter	316	20	—	336
3rd Quarter	336	18	—	354

	Total Gross Square Feet at the Beginning of the Quarter	Gross Square Feet Added During the Quarter[2,3,4]	Gross Square Feet Lost During the Quarter[2,3]	Total Gross Square Feet at the End of the Quarter
1st Quarter	894	37	—	931
2nd Quarter	931	54	—	985
3rd Quarter	985	51	—	1,036
 __________
1Store count and square footage summary includes company-operated stores which are branded lululemon athletica or ivivva athletica.
2Number of stores opened/closed during the quarter that are branded lululemon athletica or ivivva athletica.
3Gross square feet added/lost during the quarter includes net square foot additions for company-operated stores which have been renovated or relocated in the quarter.
4Excludes franchises.